EXHIBIT 10.22



                              [ABLEAUCTIONS LOGO]

                             Ableauctions.com Inc.
                   3112 Boundary Road, Burnaby, B.C. V5M 4A2
                       433-9866 or 437-0077 Fax: 432-9866

================================================================================

July 31, 2000

PRIVATE & CONFIDENTIAL


Sammac Financial Ltd.
3660 Vanness Ave.
Vancouver, B.C.
V5R 5T8

Attention:  Murray Jarvis, President

Re: Purchase of Shares of Sammac Financial Ltd. ("SAMMAC") and its wholly owned subsidiary Jarvis Industries LTD. ("JARVIS")

================================================================================

This letter and agreement will set out the details of our discussions regarding the purchase and sale of the shares of SAMMAC. The terms of the transaction will be as follows:

1. Share Purchase: Ableauctions.com, Inc. ("Ableauctions") will purchase 100% of the shares of SAMMAC as a going concern, including all the accounts receivable, material contracts (including most if not all employment agreements), office equipment, furniture and fixtures, inventory, goodwill, other intangible property and the shares of SAMMAC. On closing the companies SAMMAC and JARVIS will have no liabilities in either company other than the intercompany debt or receivables between SAMMAC, JARVIS and WAREX.

2.   Purchase Price and Employment Agreements:

     Ableauctions will pay the purchase price for the SAMMAC shares by:

     (a)  paying CDN $320,000 in cash;
     (b) purchasing any remaining inventory of JARVIS at the lower of cost or market value;
     (c) Purchase outstanding accounts receivable at market value subject to valuation considerations stated in section 5 below.

     Ableauctions will enter into 3 year employment agreements with:


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     (a)  Murray  Jarvis for CDN $150,000  per year per year and 60,000  options vested over 3 years. If the combined companies Warex Supply Ltd. ("WAREX") and Jarvis produce controllable (gross martin (including advertising and promotion) plus controllable or direct general and administrative) net earnings of over $130,000, the Company will pay Murray SAMMAC a bonus of $25,000.
          The combined companies (JARVIS and WAREX) will pay a vehicle allowance to Murray Jarvis of $700 per month.

     (b) Michael Collins for CDN $85,000 per year, a $10,000 signing bonus and 15,000 options vested over 3 years.
          The combined companies (JARVIS and WAREX) will pay a vehicle allowance to Michael Collins of $500 per month.

3.   Covenants,   Representations,   and   Warranties:   SAMMAC  will  covenant,
     represent, and warrant that:

     (a) SAMMAC and JARVIS are B.C. corporations in good standing and has the power and capacity to sell its assets;

     (b) SAMMAC will take all necessary corporate action and obtain all necessary consents, including without limitation shareholder approval, to validly transfer the assets to Ableauctions;

     (c)  the completion of the purchase and sale will not:

          (i) violate any of the provisions of SAMMAC' memorandum or articles, or any judgment, order, statute, by-law, regulation, covenant, restriction, or any material contract applicable to SAMMAC or any of its assets (subject to the obligation to obtain consents, if any, in the material contracts);

          (ii) give any person the right to terminate, cancel, or remove any of the assets, except that the consent of third parties may be required to assign the material contracts; or

          (iii)result in any fees, duties, taxes, assessments, or other amounts relating to any of the assets becoming due or payable other than British Columbia Social Services Tax and Goods and Services tax payable by Ableauctions in connection with the purchase and sale;

     (d) SAMMAC owns and possesses and has a good and marketable title to the assets and on closing the assets will be free and clear of all lies, charges, mortgages, pledges, security interests, encumbrances, or other claims whatsoever;

     (e) pending closing, SAMMAC will give Ableauctions and its directors, employees, agents, and representatives access to all books and records, contracts, and financial information of SAMMAC and JARVIS;


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     (f)  to the knowledge of SAMMAC,  there is no litigation or  administrative or governmental proceeding or inquiry pending or threatened against or relating to SAMMAC, its business, or any of the assets;

     (g) there has been no material default in any term, condition, provision, or obligation to be performed under any material contract, each of which is in good standing and in full force and effect, unamended;

     (h) to the knowledge of SAMMAC, all the inventory and other machinery and equipment comprised in the assets are in normal operating condition and in a state of reasonable maintenance and repair;

     (i) SAMMAC has no indebtedness to any person which might by operation of law or otherwise now or hereafter constitute a lien, charge, or encumbrance on any of the assets, except for encumbrances that will be discharged before closing; and

     (j) To the knowledge of SAMMAC, no copyright, license, patent right, trade mark, trade name, or other intangible property of SAMMAC used in or relating to its business infringes in any respect the intellectual property right of any person.

     Ableauctions would covenant to use its best efforts to obtain regulatory approval of this transaction within a reasonable time.

4. Conditions of Closing: The closing of the purchase of the SAMMAC shares would be subject to the following conditions:

     (a) Ableauctions will have completed satisfactory due diligence on SAMMAC, SAMMAC assets, and financial condition;

     (b) Ableauctions will have obtained an independent valuation of the SAMMAC assets indicating a value of not less than CDN $300,000;

     (c) Ableauctions will have obtained the approval of the NASD and directors (if required) regarding this transaction;

     (d) there will have been no material adverse changes in the assets or business of SAMMAC pending closing.

5. Accounts Receivable: SAMMAC will indemnify and save harmless Ableauctions regarding all accounts receivable purchased on the closing date (if the unpaid accounts exceed a reasonable reserve for bad debts) on a dollar-for-dollar basis, if Ableauctions fails to collect those accounts within 180 days of closing. Any accounts receivable not collected by Ableauctions within 180 days of closing and determined to be uncollectible by Ableauctions will be purchased by SAMMAC for an amount equal to the uncollectible balance (less the reserve for bad debts).

6. Closing Date: The effective closing date will be July 31, 2000 and the final closing date


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     will take place  within five  business  days of  regulatory  and  directors approval.

7. Binding Obligations: This letter creates a binding and legal contract between the parties. No other agreement will be created or is intended to be created.


Kindly indicate your agreement with the terms of this letter by signing where indicated below.

Yours truly,

ABLEAUCTIONS.COM INC.



/s/ Ron Miller
- ----------------------------------
Ron Miller, Vice President and CFO


We agree with the contents of this agreement as of the 31st day of July, 2000.



/s/ Murray Jarvis
- ----------------------------------
Murray Jarvis, President